Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-221881 and 333-225702) and Form S-8 (No. 333-214919) of Innovative Industrial Properties, Inc. of our report dated March 14, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

San Diego, California

March 14, 2019